Securities and Exchange Commission
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 March 30, 1998
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                Date of Report (Date of Earliest Event Reported)

                           Environment One Corporation
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               (Exact Name of Registrant as Specified in Charter)



      New York                       0-5633                    14-1505298
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(State of Incorporation)         (Commission File            (IRS Employer
                                 Number)                     Identification No.)


  2773 Balltown Road, Niskayuna, New York                      12309-1090
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  (Address of Principal Executive Offices)                     (Zip Code)

  Registrant's telephone number, including area code:        (518) 346-6161

Item 1.                    Changes in Control of Registrant.

         According to Amendment No. 2 to the Schedule 14D-1 (the "Schedule 14D-1") of Precision Castparts Corp. ("PCC"), an Oregon Corporation and EOC
Acquisition  Corporation  (the  "Purchaser"),  a  New  York  Corporation  and  a
wholly-owned  subsidiary  of PCC,  as filed  with the  Securities  and  Exchange
Commission on March 31, 1998, on March 30, 1998 the Purchaser accepted for payment a total of 3,714,046 shares of the Common Stock, par value $.10 per share (the "Shares") of Environment One Corporation (the "Company") (including 14,500 Shares subject to guarantees of delivery (the "Guaranteed Shares")) that had been validly tendered and not withdrawn pursuant to the Purchaser's tender offer for all outstanding Shares at $15.25 per share, net to the Seller in cash (the "Offer"). The Offer was made by the Purchaser pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 24, 1998, by and among the Company, PCC and the Purchaser, which provided for, among other things, the making of the Offer by the Purchaser. Following its purchase of the Shares, PCC and the Purchaser beneficially owned 3,714,046 Shares (including the Guaranteed Shares), which represented approximately 86.5% of the total outstanding Shares.

         The aggregate purchase price for the Shares (including the Guaranteed Shares) purchased pursuant to the Offer was $56,639,201.50. The Purchaser obtained the funds necessary to consummate the Offer from PCC pursuant to an unsecured advance made by PCC to the Purchaser. PCC obtained the funds needed for this advance from its general corporate funds, and from borrowings under its existing credit facility, a Credit Agreement dated July 31, 1996 with a syndicate of 12 banks, for which Bank of America, N.A. is the agent. A copy of the Credit Agreement was filed as Exhibit 99(b) to the Schedule 14D-1 on March 23, 1998. The Credit Agreement contains various standard financial covenants, including maintenance of minimum net worth, fixed charge coverage ratio and leverage ratio. The Credit Agreement includes a $250 million revolving facility, pursuant to which outstanding amounts bear interest at rates of (a) an offshore rate equal to the effective LIBOR, plus an applicable margin of .30% to 0.875% based upon the consolidated leverage ratio, (b) an overnight base rate equal to the higher of the federal funds rate or the prime rate of the agent bank plus 0.50%, or (c) a rate negotiable between each bank and PCC. The Schedule 14D-1 indicates that PCC intends to repay amounts due under the revolving credit facility out of funds generated from operations or by refinancing the facility at maturity. The revolving line matures in July 2001.

         The Merger Agreement provides that as soon as practicable following the consummation of the Offer, it is intended that the Purchaser will merge into the Company pursuant to the applicable provisions of the New York Business Corporation Law ("NYBCL"), with the Company surviving the Merger as a wholly-owned subsidiary of PCC. The Merger will become effective at the time of the filing of a Certificate of Merger as required by the NYBCL, at which time each Share then issued and outstanding (other than Shares owned by PCC, the Purchaser, their respective affiliates, or Shares held in the treasury of the Company, all of which will be canceled without any conversion thereof) will be canceled and converted automatically into the right to receive an amount equal to the price per share paid pursuant to the Offer.

         In accordance with the terms of the Merger Agreement, following the acceptance of the Shares for payment by the Purchaser, PCC is entitled to have representation on the Company's Board of Directors in proportion to its beneficial ownership of Shares. The Company has agreed to either increase the size of the Board and/or obtain the resignations of such number of its current directors as is necessary to enable PCC's designees to be elected to the Board as provided above.

Item 7.           Exhibits.

(c)      Exhibits

         2.1 Agreement and Plan of Merger Dated as of February 24, 1998, by and among the Company PCC and the Purchaser, previously filed with the Commission on March 3 1998 as Exhibit 1 to the Company's Solicitation/Recommendation
                                       Statement on Schedule 14D-9, and
                                       incorporated herein by reference.


         10.1 Credit Agreement dated as of July 31, 1996, by and among PCC, its subsidiaries named therein, the lenders named therein, and Bank of America, N.A., as Agent and Letter of Credit Issuing Bank, previously filed with the Commission on March 23, 1998 as Exhibit 99(b) to the Tender Offer Statement on Schedule 14D-1 of PCC and the Purchaser, and incorporated herein by reference.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report be signed on its behalf by the undersigned hereunto duly authorized.


                                       ENVIRONMENT ONE CORPORATION




                                       By: /s/ Stephen V. Ardia
                                           --------------------
                                           Stephen V. Ardia
                                           Chairman of the Board, President and
                                           Chief Executive Officer


Dated:  April 14, 1998